Exhibit 4.59

SUPPLEMENTARY AGREEMENT

IN CONNECTION WITH

THE SHARE SUBSCRIPTION AGREEMENT

This SUPPLEMENTARY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Supplementary Agreement”), dated April 4, 2023, is entered into by and between Uxin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and Abundant Grace Investment Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“NIO Capital” or the “Investor”).

Both parties are collectively referred to herein as the “Parties” and individually as a “Party”.

WITNESSETH:

WHEREAS, on June 30, 2022, the Company and NIO Capital entered into a share subscription agreement (the “Subscription Agreement”), pursuant to which, the Company allotted and issued to NIO Capital, and NIO Capital subscribed for from the Company, certain Senior Preferred Shares (as defined in the Subscription Agreement) of the Company on the terms and conditions therein.

NOW, THEREFORE, the Parties hereto agree to amend the Subscription Agreement, on the terms and conditions set out in this Supplementary Agreement as follows:

1.
DEFINITIONS

Unless otherwise defined in this Supplementary Agreement or the context otherwise requires, all capitalized terms used in this Supplementary Agreement shall have the same meanings ascribed to them in the Subscription Agreement.

2.
AMENDMENTS TO THE SUBSCRIPTION AGREEMENT
2.1
On and from the date of this Supplementary Agreement, each Party agrees that the Subscription Agreement shall be amended as follows:
(a)
Section 2.05 of the Subscription Agreement shall be deleted and replaced with the following provision:

“Payment of Purchase Price. The Investor shall pay the remaining Purchase Price (being the total Purchase Price minus the amount paid to the Company pursuant to Section 2.03(a)(i)) in installments no later than June 30, 2023 in accordance with the Payment Schedule as set forth in SCHEDULE II, unless otherwise agreed in writing by the Investor and the Company, by (i) wire transfer of immediately available funds in U.S. dollars to the Designated Bank Account as set forth in EXHIBIT F, (ii) cancellation of the indebtedness of the Company to the Investor as mutually agreed by the Parties in writing, (iii) the combination of (i) and (ii), and/or (iv) any other methods mutually agreed by the Parties in writing permitted by the Applicable Laws, provided that the Investor’s investment obligations under this Agreement (including but not limited to its payment obligations under this Section 2.05) shall be automatically terminated upon the occurrence or existence of event or circumstance under item 7 as set forth in SCHEDULE VII, unless otherwise agreed by the Investor in writing, and provided further that the Investor shall have the sole discretion to determine whether to terminate its investment obligations under this Agreement (including but not limited to its payment obligations under this Section 2.05) upon the occurrence or existence of event or circumstance under item 8 as set forth in SCHEDULE VII. For the avoidance of doubt, the amount paid by the Investor to the Company pursuant to Section 2.03(a)(i) shall be deemed to have fully paid the par value of all the Senior Preferred Shares subscribed by the Investor pursuant to this Agreement.”

2.2
Immediately after the date of this Supplementary Agreement, references in the Subscription Agreement to any payment method of the remaining Purchase Price shall be treated as if such payment method has been adjusted as set forth in section 2.1(a) of this Supplementary Agreement.
2.3
The Company acknowledges that, as of the date of this Supplementary Agreement, it has received payment of the Purchase Price in the aggregate amount of US$18,400,000 from the Investor pursuant to Section 2.05 of the Subscription Agreement, and that it has agreed to extend the payment schedule for the Purchase Price in the amount of US$30,000,000 (US$8,400,000 of which has been paid as of the date hereof) and US$20,000,000 which was due in December of 2022 and March of 2023 respectively (as specified in SCHEDULE II of the Subscription Agreement) to April of 2023.
2.4
Except to the extent expressly amended and supplemented by this Supplementary Agreement, all terms and conditions of the Subscription Agreement shall remain unchanged and in full force and effect.
2.5
Effective from the date of this Supplementary Agreement, (i) this Supplementary Agreement and the Subscription Agreement shall be read and construed as one document; and (ii) references in the Subscription Agreement to “this Agreement”, “hereunder”, “herein” and like terms or to any provision of the Subscription Agreement shall be construed as a reference to the Subscription Agreement (as amended and supplemented by this Supplementary Agreement), or a provision of the Subscription Agreement (as amended and supplemented by this Supplementary Agreement), as applicable.
3.
MISCELLANEOUS.
3.1
Incorporation by Reference. The Parties hereby agree that Section 9.01 (Notices), Section 9.02 (Severability), Section 9.04 (Counterparts), Section 9.06 (Descriptive Headings; Construction), Section 9.07 (Amendment), Section 9.08 (Governing Law) and Section 9.09 (Dispute Resolution) of the Subscription Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Party hereto has caused its duly authorized representative to execute this Supplementary Agreement as of the date first above written.

Uxin Limited
By:	/s/ Dai Kun
Name: Dai Kun (戴琨)
Title: Director

[Signature Page to Supplementary Agreement]

IN WITNESS WHEREOF, the Party hereto has caused its duly authorized representative to execute this Supplementary Agreement as of the date first above written.

Abundant Grace Investment Limited
By:	/s/ Wei Mao
Name: Wei Mao
Title: Director

[Signature Page to Supplementary Agreement]